Exhibit 10.10

LEASE

WATERIDGE SUMMIT

WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company,

and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company, as tenants in common,

as Landlord,

and

GENOMATICA, INC.,

a Delaware corporation,

as Tenant.

WATERIDGE SUMMIT

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Lease Form (this Summary and the Lease Form to be known collectively as the “Lease”) which pertains to the building which is located at 10520 Wateridge Circle Drive, San Diego, California 92121. Each reference in the Lease Form to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease Form, the terms of the Lease Form shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease Form.

	TERMS OF LEASE (References are to the Wateridge Summit Lease Form)	DESCRIPTION

1.	Dated:	April 18, 2008.

2.	Landlord:	WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company, and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company, as tenants in common

3.	Address of Landlord: (Section 29.19)	WATERIDGE GOODMAN INVESTORS, LLC and WATERIDGE KIFFMANN INVESTORS, LLC 5820 Miramar Road, Suite 200 San Diego, California 92121 Attn: Helmut Kiffmann

4.	Tenant:	GENOMATICA, INC., a Delaware corporation.

5.	Address of Tenant: (Section 29.19)

Genomatica, Inc.

5405 Morehouse Drive, Suite 210

San Diego, CA 92121

Attn: Christophe Schilling, President

with a copy to:

Genomatica, Inc.

5405 Morehouse Drive, Suite 210

San Diego, CA 92121

Attn: Tom Reed, Vice President, Finance

and Corporate Development

(Prior to Lease Commencement Date)

Genomatica, Inc.

10520 Wateridge Circle Drive, Suite 201

San Diego, California 92121

Attn: Christophe Schilling

with a copy to:

Genomatica, Inc.

10520 Wateridge Circle Drive, Suite 201

San Diego, California 92121

Attn: Tom Reed, Vice President, Finance

and Corporate Development

(After Lease Commencement Date)

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6.	Premises (Article 1):	14,630 rentable square feet of space located on the first and second floors of the Building, as shown on Exhibit A attached hereto.

7.	Lease Term (Article 2).

	7.1 Lease Term:	Sixty-four (64) months. If the Lease Commencement Date occurs on a date other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

	7.2 Lease Commencement Date:	The earlier of (i) the date Tenant commences business in the Premises or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter), which is anticipated to be four (4) months following the date hereof.

8.	Base Rent (Article 3):

Months of Lease Term	Monthly Installment of Base Rent	Monthly Base Rent per Square Foot
1-4	$0.00	$0.00
5-6	$26,500.00	$2.650	*
7-12	$31,800.00	$2.650	**
13-24	$40,126.43	$2.743	***
25-36	$41,530.86	$2.839
37-48	$42,984.44	$2.938
49-60	$44,488.89	$3.041
61-64	$46,046.00	$3.147

*	Base Rent for months 5-6 is calculated on 10,000 rentable square feet rather than 14,630 rentable square feet; however, Tenant’s Share during this period is calculated on 14,630 rentable square feet.
**	Base Rent for months 7-12 is calculated on 12,000 rentable square feet rather than 14,630 rentable square feet; however, Tenant’s Share during this period is calculated on 14,630 rentable square feet.
***

If the Lease Commencement Date is not the first day of the month, the Base Rent payable commencing with the fifth (5th) month of the Lease Term and the seventh (7th) month of the Lease Term shall be due and payable on the monthly anniversary of the Lease Commencement Date and the partial month resulting from the Lease Commencement Date occurring on other than the first day of the month shall be added to months 13-24 and Base Rent for such partial month shall be paid based on the amount of Base Rent due for months 13-24. (For and by way of example only, if the Lease Commencement Date is June 15, 2008, then (A) for the period from June 15, 2008 and continuing through October 14, 2008, Base Rent shall be $0.00 per month, (B) for the period commencing on October 15, 2008 and continuing through December 14, 2008, Base Rent shall be $26,500.00 per month, (C) for the period commencing on December 15, 2008 and continuing through June 14, 2009, Base Rent shall be $31,800.00 per month, and (D) for the period commencing on June 15, 2009 and continuing through June 30, 2010, Base Rent shall be $40,126.43 per month). Tenant will have the right to occupy the entire Premises commencing as of the Lease Commencement Date, regardless of the rent phase in schedule set forth above.

9.	Tenant’s and Building’s Share (Article 4):	Tenant’s Share: 50.20% (14,630 rentable square feet within the Premises divided by 29,141 rentable square feet within the Building)

Building’s Share: 27.37% (29,141 rentable square feet within the Building divided by 106,490 rentable square feet within the Project)

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10.	Permitted Use (Article 5):	Tenant shall use the Premises solely for general office, laboratory use and research and development involving the manipulation of living cells and including the production of chemical compounds as permitted by the City of San Diego’s IP-2-1 zoning criteria, but at all times consistent with the character of comparable corporate headquarter/lab buildings.

11.	Letter of Credit (Article 21):	Tenant shall deposit a Letter of Credit with Landlord in the amount of $205,000.00 in accordance with Article 21 below.

12.	Parking (Article 28):	Forty-four (44) unreserved parking spaces.

13.	Broker(s) (Section 29.25):	Colliers International, representing Landlord Cushman & Wakefield, representing Tenant

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The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”:	WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company

By:
		Name:	Steven Goodman
		Title:	Manager

WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company

By:
		Name:	Helmut Kiffmann
		Title:	Manager

“Tenant”:	GENOMATICA, INC., a Delaware corporation

By:
		Name:	CHRISTOPHER GANN
		Title:	CEO

By:
Name:
Title:

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WATERIDGE SUMMIT

EXHIBITS

A	OUTLINE OF PREMISES
B	PROJECT SITE PLAN
C	LIST OF FF&E
D	TENANT WORK LETTER
E	RULES AND REGULATIONS
F	FORM OF TENANT’S ESTOPPEL CERTIFICATE
G	LOCATION OF TENANT’S SIGNAGE
H	FORM OF LETTER OF CREDIT

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WATERIDGE SUMMIT

INDEX OF MAJOR DEFINED TERMS

DEFINED TERMS	LOCATION OF DEFINITION OF LEASE FORM

Abatement Event	16
Abatement Notice	16
Additional Rent	5
Adjacent Buildings	1
Adjustment Dates	32
Affiliate	27
Affiliated Assignee	27
Alterations	19
Approved Working Drawings	Exhibit D
Base Rent	5
Brokers	40
Building	1
Calendar Year	6
Claims	21
Common Areas	1
Communication Equipment	15
Communication Equipment Notice	15
Condition Summary	16
Contamination	11
Contractor	Exhibit D
Control	27
Cosmetic Alterations	19
Cost Estimate	Exhibit D
Cost Overview	Exhibit D
Cost Pools	9
Damage Repair Estimate	23
Damage Termination Date	24
Damage Termination Notice	24
Direct Expenses	6
Economic Terms	4
Effective Date	Exhibit B
Electrical Metering System	14
Eligibility Period	17
Estimate	10
Estimate Statement	10
Estimated Amount	10
Expense Year	6
FF&E	16
First Offer Notice	4
First Offer Space	3
Force Majeure	39
Force Majeure Delays	Exhibit B
Governmental Requirements	35
Hazardous Material	13
Hazardous Materials Laws	13
Hazardous Materials List	11
Holidays	14
HVAC	14
Interest Notice	2
Landlord	1
Landlord Parties	21
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Letter of Credit	32

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Page(s)

Management Fee	7
Monthly Utility Estimate	14
Notices	39
Operating Expenses	6
Option Notice	2
Option Rent	2
Option Rent Notice	2
Option Term	2
Optional Upgrade Schedule	Exhibit D
Outside Agreement Date	3
Outside Date	Exhibit B
Outside Date Termination Notice	Exhibit B
Over-Allowance Amount	Exhibit D
Parking Facilities	37
Premises	1
Project	1
Proposition 13	8
Ready for Occupancy	Exhibit D
Renovations	41
Rent	5
Repair Commencement Date	23
Review Period	10
Security Deposit Laws	33
Signage	34
Signage Specifications	34
SNDA	29
Space Plan	Exhibit D
Stated Amount	32
Statement	9
Subject Space	25
Subleasing Costs	27
Substantial Completion	Exhibit D
Summary	1
Superior Leases	4
Superior Rights	4
Systems and Equipment	8
Tax Expenses	8
Tenant	1
Tenant Delays	Exhibit D
Tenant Improvements	Exhibit D
Tenant Parties	21
Tenant Work Letter	1
Tenant’s Agents	Exhibit D
Tenant’s Share	9
Termination Date	5
Termination Fee	5
Termination Notice	5
Termination Option	5
Third Party Expert	14
TI Allowance	2
Transfer Notice	25
Transfer Premium	26
Transferee	25
Transfers	25

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WATERIDGE SUMMIT

LEASE FORM

This Lease Form, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Lease Form and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company, and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company, as tenants in common (collectively, “Landlord”), and GENOMATICA, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING, PREMISES AND COMMON AREAS

1.1 Project Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are located within the building (the “Building”) located at 10520 Wateridge Circle Drive, San Diego, California 92121. The Building is part of a project known as Wateridge Summit which is shown, as of the date of this Lease, on the Site Plan attached hereto as Exhibit B. The term “Project,” as used in this Lease shall mean (i) the Building, all other buildings shown to be within the Project on the Site Plan (“Adjacent Buildings”), and the “Common Areas,” as that term is defined in Section 1.2 below, (ii) the land (which is improved with landscaping, parking facilities and other improvements as shown on the Site Plan) upon which the Building, the Adjacent Buildings and the Common Areas are located and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added to the Project pursuant to the terms of Section 1.2 of this Lease. Landlord shall construct the initial Tenant Improvements in the Premises in accordance with the Tenant Work Letter attached hereto as Exhibit D (“Tenant Work Letter”). Tenant acknowledges that, except as otherwise provided in this Lease, neither Landlord nor any agent of Landlord has made any representation as to the condition of the Premises or the suitability of the Premises for Tenant’s intended use. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant with the HVAC, mechanical, electrical and plumbing systems in good working order. If such systems are not in good working order and Tenant notifies Landlord within six (6) months following Landlord’s delivery of the Premises that such systems are not in good working order, Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy therefor, put such systems in good working order, provided that such repairs will be completed with diligence and as soon as reasonably practicable after Tenant’s notice to Landlord.

1.2 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project so designated by Landlord, in its reasonable discretion, are collectively referred to herein as the “Common Areas”). The Common Areas include the common space within the Building, the portions of the Project that are provided for use in common by Landlord, Tenant and the other tenants of the Project and may include a park or other facilities (including the tennis courts) open to the general public and sidewalks, walkways, parkways, driveways and landscape areas that are a part of the Wateridge Owners Association, of which the Project is a part. However, Landlord makes no representation that any such Common Areas, whether or not such Common Areas are available as of the date of this Lease, shall be available throughout the entire Lease Term. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, but consistent with similar Class A lab projects in the Sorrento Mesa area. Landlord reserves the right from time to time without notice to Tenant (i) to close temporarily any of the Common Areas; (ii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, passage ways, stairways, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iii) to add additional buildings and improvements to the Common Areas; (iv) to designate land outside the Project to be part of the Project, and in connection with the improvement of such land to add additional buildings and common areas to the Project; (v) to delete from the Project any of the land and/or improvements currently located therein; (vi) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project; and (vii) to do and perform such other acts and make such other changes in, to or with respect to the Project and/or Common Areas as Landlord may deem to be appropriate. However, notwithstanding the foregoing or any other provision of this Lease, unless required by law, without Tenant’s consent (which shall not be unreasonably withheld), Landlord shall not be entitled to make changes to the Common Areas that materially and adversely affect (a) Tenant’s access to the Premises, (b) Tenant’s use of the existing restrooms, Parking Facilities and other Common Areas, (c) Tenant’s financial obligations under this Lease or (d) Tenant’s ability to reasonably operate its business within the Premises. Any changes made by Landlord in accordance with this Section 1.2 shall be made in a manner that minimizes or eliminates interference with Tenant’s use of, or access to, the Premises.

ARTICLE 2

LEASE TERM

2.1 Initial Lease Term. This Lease is effective as to all provisions upon the full execution and delivery of this Lease, including the amounts and timing of Rent and other payments. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the expiration of the Lease Term (the “Lease Expiration Date”), unless this Lease is sooner terminated or extended as hereinafter provided. Following the Lease Commencement Date, Landlord may deliver to Tenant a notice of confirmation of the Lease Commencement Date, which notice Tenant shall execute and return to Landlord within five (5) business days of receipt thereof.

2.2 Option Term. Landlord hereby grants to Tenant one (1) option to extend the Lease Term for a period of five (5) years (“Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.2.2 below. Tenant shall not have the rights contained in this Section 2.2 if, as of the date of delivery of such notice or, at Landlord’s option, as of the last day of the initial Lease Term, Tenant is in default under this Lease after expiration of applicable cure periods, Tenant has paid Rent late for three (3) or more months during any twelve (12) month period, Tenant (or an Affiliate) does not physically occupy at least seventy-five (75%) of the Premises, if this Lease has been assigned (other than to an Affiliate), or more than twenty-five percent (25%) of the Premises is subject to a sublease (other than to an Affiliate).

2.2.1 Option Rent. The Base Rent payable by Tenant during the first year of the Option Term (the “Option Rent”) shall be equal to the greater of (i) the fair market rent for the Premises as of the commencement date of the Option Term and (ii) 103.5% of the Base Rent in effect during the last month of the initial Lease Term. The fair market rent shall be the rental rate at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location, amenities and quality to the Premises, which comparable space is located in the Building and/or comparable laboratory buildings in the Sorrento Mesa submarket; provided, however, that rental inducements and other concessions then being offered to new (non-renewal) tenants and brokerage commissions shall be disregarded. The Option Rent shall take into account the value of the furniture, fixtures and equipment in the Premises, given the age and condition of the same. The Option Rent shall increase on each anniversary of the commencement of the Option Term to an amount equal to 103.5% of the Option Rent in effect immediately prior thereto.

2.2.2 Exercise of Option. The option contained in this Section 2.2 shall be exercised by the Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord on or before the date which is no earlier than twelve (12) months and no later than ten (10) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, within fifteen (15) days after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring forty-five (45) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, the Option Rent shall be determined as set forth in Section 2.2.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Base Rent for the first year of the Option Term shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.2.3, as applicable, and all references herein to the Lease Term shall include the Option Term.

2.2.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant’s delivery of the Option Notice (the “Outside Agreement Date”) then each party shall make a separate determination of the Option Rent, within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7 below.

2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable laboratory buildings in the Sorrento Mesa submarket. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, as determined by the arbitrators, taking into account the requirements of Section 2.2.1 of this Lease. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

2.2.3.2 The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.3.3 The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.3.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.

2.2.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3 Right of First Offer. Landlord hereby grants to Tenant during the initial Lease Term and any Option Terms, a right of first offer with respect to all space in the Building not leased by Tenant (“First Offer Space”). Notwithstanding the foregoing (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the Project under a lease existing as of the date hereof (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 2.3.

2.3.1 Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed economic terms and conditions applicable to Tenant’s lease of such space, including the proposed term (collectively, the “Economic Terms”), which Economic Terms shall be based upon Landlord’s good faith determination of the fair market value of such First Offer Space. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply during the last eleven (11) months of the initial Lease Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 2.2 above nor shall Landlord be obligated to deliver the First Offer Notice during the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to Section 2.2 above unless Tenant has timely delivered the Option Notice to Landlord pursuant to Section 2.2 above.

2.3.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice. If concurrently with Tenant’s exercise of the first offer right, Tenant notifies Landlord that it does not accept the Economic Terms set forth in the First Offer Notice, Landlord and Tenant shall, for a period of ten (10) days after Tenant’s exercise, negotiate in good faith to reach agreement as to such Economic Terms. If Tenant does not so notify Landlord that it does not accept the Economic Terms set forth in the First Offer Notice concurrently with Tenant’s exercise of the first offer right, the Economic Terms shall be as set forth in the First Offer Notice. In addition, if Tenant does not exercise its right of first offer within the ten (10) business day period, or, if Tenant exercises its first offer right but timely objects to Landlord’s determination of the Economic Terms and if Landlord and Tenant are unable to reach agreement on such Economic Terms within said ten (10) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires and Tenant’s right of first offer shall terminate as to the space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

2.3.3 Lease of First Offer Space. If Tenant timely exercises Tenant’s right to lease the space described in the First Offer Notice and the parties agree upon the Economic Terms as set forth herein, Landlord and Tenant shall execute an amendment adding such space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the Economic Terms as provided in this Section 2.3.

2.3.4 Termination of Right of First Offer. The right of first offer granted herein shall terminate as to a particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord but shall remain in effect for any subsequent availability of all or any portion of the remaining First Offer Space. Landlord shall not have any obligation to deliver the First Offer Notice if, as of the date Landlord would otherwise deliver the First Offer Notice to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods, Tenant has paid Rent late for three (3) or more months during any twelve (12) month period, Tenant or an Affiliate does not physically occupy at least fifty percent (50%) of the Premises, if this Lease has been assigned (other than to an Affiliate) or more than fifty percent (50%) of the Premises is subject to a sublease (other than to an Affiliate). In addition, at Landlord’s option, if Tenant has previously delivered Tenant’s exercise notice in accordance with Section 2.3.2 and, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant or an Affiliate does not physically occupy at least fifty percent (50%) of the Premises, more than fifty percent (50%) of the Premises is subject to a sublease (other than to an Affiliate) or the Lease has been assigned (other than to an Affiliate), Tenant shall not have the right to lease the First Offer Space.

2.4 Early Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.4, Tenant shall have the option (“Termination Option”) to terminate this Lease effective upon the expiration of the fortieth (40th) full calendar month of the initial Lease Term only (the “Termination Date”). In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“Termination Notice”) at least nine (9) months prior to the Termination Date, (b) at the time of the Termination Notice Tenant shall not be in monetary default under this Lease (after the expiration of any applicable notice and cure period), nor shall any circumstance exist that, with the giving of notice, the passage of time, or both, would constitute a monetary default under this Lease, and (c) concurrently with Tenant’s delivery of the Termination Notice to Landlord, Tenant shall deliver to Landlord a cashier’s check in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (“Termination Fee”). Tenant’s failure to deliver the Termination Fee concurrently with the Termination Notice shall render the Termination Notice and the Termination Option null and void and this Lease shall continue in full force and effect.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at Landlord’s office or other designated location, or at such other place as Landlord may from time to time designate in writing, including, upon notice, an electronic funds transfer to a bank account designated by Landlord, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent and Tenant’s Share of Direct Expenses for the fifth (5th) full month of the Lease Term, shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.8 and 4.2.3 of this Lease, respectively, together with the Management Fee (as defined in Section 4.2.5 below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (other than Base Rent), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby agrees that in no event shall Tenant’s Share of Direct Expenses for the first twelve (12) months of the initial Lease Term exceed $0.60 per month per square foot of the Premises; however, the foregoing cap shall not include Tenant’s Share of the component of Direct Expenses related to the amortization of the access control system, as described in the second full paragraph of Section 4.2.5 below.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Building’s Share” shall mean the percentage calculated by multiplying the number of rentable square of the Building by 100 and dividing the product by the total number of rentable square feet in the Project from time to time.

4.2.2 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Direct Expenses” shall mean (i) all Operating Expenses and Tax Expenses attributable to the Building and (ii) the Building’s Share of all Operating Expenses attributable to the exterior Common Areas. Direct Expenses shall not include Operating Expenses attributable solely to the Adjacent Buildings.

4.2.4 “Expense Year” shall mean each calendar year during the Lease Term.

4.2.5 “Operating Expenses” shall mean all reasonable expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building or the Building’s Share of the following which relate to the exterior Common Areas of the Project, including, without limitation, any amounts paid for (i) the cost of supplying all utilities to the Common Areas of the Project, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections (other than for leasehold improvements or any expansion or addition to the Building or Project) and the cost of contesting the validity or applicability of any governmental enactments which may increase Operating Expenses, and the costs incurred in connection with the implementation and operation of any governmentally required transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Project and/or the Building; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Common Areas of the Project; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and exterior Common Areas of the Project; (vii) any equipment rental agreements; (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building or the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes payable by Landlord which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one project of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building or the Project, as applicable; (ix) payments under any easement, license, operating agreement, reciprocal easement agreement, declaration, covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or the Project; (x) operation, repair, maintenance and replacement of all “Systems and Equipment,” as that term is defined in Section 4.2.6 of this Lease, and components thereof; (xi) the cost of janitorial service, alarm and security service provided to the Common Areas of the Building and the Common Areas of the Project, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways and repair to roofs; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and the Common Areas of the Project;

(xiii) amounts payable due to the fact that the Project is within an association assessment area; and (xiv) the cost of any capital improvements or other costs (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building or the Project, (B) made to the Building or the Common Areas of the Project after the Lease Commencement Date that are required under any governmental law or regulation, except for capital improvements or costs to remedy a condition existing as of the Lease Commencement Date which a federal, state or municipal governmental authority, if it had knowledge of such condition as of the Lease Commencement Date, would have then required to be remedied pursuant to governmental laws or regulations in their form existing as of the Lease Commencement Date, or (C) for the refurbishment or replacement of any existing improvements at the Project when repair is no longer feasible or prudent; provided, however, that if any such cost described in (A), (B) or (C) above or otherwise included in Operating Expenses is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) on a straight-line basis over its useful life in accordance with generally accepted accounting principles. If the Project or Building is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to those components of Operating Expenses which vary based upon the level of occupancy for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Project or Building been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. If Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses shall be considered to be increased by the amount equal to the additional Operating Expense that Landlord would have incurred had Landlord furnished such service or work to that tenant. To the extent that any costs are incurred to repair damage resulting from the actions of Tenant or Tenant Parties, such costs shall, notwithstanding Section 4.4 below, be payable entirely by Tenant (rather than Tenant paying Tenant’s Share of such costs).

Notwithstanding the foregoing, Operating Expenses shall also include the cost of any capital improvements or other costs incurred to modify the Building’s access control system (card reader) to accommodate multiple tenants in the Common Areas of the Building and entry points to the Building; provided, however, that such cost shall be amortized (including interest on the unamortized cost) on a straight-line basis over the initial Lease Term.

Tenant shall pay a management fee equal to three and one-half percent (3.5%) of Rent (the “Management Fee”), which Management Fee shall be payable concurrently with the payment of Base Rent.

Notwithstanding the foregoing, Operating Expenses shall not include (a) any capital cost or capital improvements other than those expressly authorized above; (b) any costs arising from a breach or default by Landlord under this Lease or any other lease or agreement; (c) the cost of compliance with laws (including, without limitation, the cost of curing violations or contesting such laws or violations) except as expressly provided in clauses (ii) and (xiv) of this Section 4.2.5; (d) damage and repairs caused by or necessitated by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees; (e) compensation, benefits and other costs of executives and employees above the grade of project manager (provided that the foregoing shall not exclude costs of project engineers); (f) any costs to the extent reimbursed to Landlord by any other tenant other than through the payment of Operating Expenses; (g) any costs to renovate, decorate or paint vacant space or the space of any tenant; (h) costs incurred in connection with the marketing or negotiation of leases or construction of improvements for any tenant in the Project (including, without limitation, brokerage commissions and legal fees; (i) costs incurred in connection with a sale, ground leasing or sale-leaseback of all or any part of the Project; (j) costs incurred in connection with lawsuits or other legal actions (including, without limitation, arbitrations and mediations) instituted or defended by Landlord other than in connection with the operation of the Common Areas, if such lawsuit or other legal action relates to Landlord’s compliance with law obligations and/or the reduction Operating Expenses, as opposed to a lawsuit or other legal action as a result of Landlord’s interest in the Common Areas; (k) sums incurred as late payment fees or penalties; (1) ground rent or other ground rental payments; (m) depreciation of all or any part of the Building or the Project; (n) Landlord’s advertising, entertainment and promotional costs, including any political or charitable contributions; (o) costs of acquiring or leasing sculptures, paintings and other objects of art located within or outside the Project; (p) repairs or replacements resulting from defects in the original construction of the Project; (q) costs incurred to the extent covered by insurance or warranties; (r) costs for maintenance, repair or replacement of structural walls, foundations, concrete sub-flooring, structural elements of the roof or underground utilities; (s) Landlord’s general corporate overhead; (t) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party; (u) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building without charge (however, the fact that another tenant may pay rent on a gross basis or a modified gross basis, instead of a net basis shall not be deemed to result in services for which Tenant is charged directly but another tenant or occupant receives free of charge); (v) costs incurred in connection with the original construction or any future expansion of the Building or Project; and (w) costs incurred to comply with laws relating to the removal of Hazardous Materials (as defined in Section 5.3 below) or to remove, remedy, treat or contain any Hazardous Material. In calculating Operating Expenses, the total Operating Expenses charged to all tenants of the Building and the Project, respectively, shall not exceed the actual total Operating Expenses of the Building and the Project, respectively. In addition, in calculating Operating Expenses, no item of Operating Expenses shall be included or counted more than once, and no item charged to Tenant as an Operating Expense shall be charged to Tenant as any other type of expense or cost.

4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building or Project in whole or in part.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes paid by Landlord and imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with Building or the Common Areas of the Project, or any portion thereof, electronic transfer fees or other third party fees imposed upon the payment of taxes), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project; and

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease.

4.2.7.2 Notwithstanding anything to the contrary contained in this Article 4, if Tax Expenses are separately assessed for the Building (and the surrounding parcel specific to the Building), Tenant shall pay Tenant’s Share of Tax Expenses applicable to the Building (and such surrounding parcel specific to the Building); otherwise, Tax Expenses applicable to the Building shall be the Building’s Share of all Tax Expenses for the Project and Tenant shall pay Tenant’s Share thereof.

4.2.7.3 If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason (other than Landlord’s error or late payment) including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within twenty (20) days after demand Tenant’s Share of such increased Tax Expenses.

4.2.7.4 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income or any income taxes arising out of or related to ownership or operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon rentals or income received by it, (ii) any taxes applicable to any period prior to the Lease Commencement Date or after the expiration date of this Lease (regardless of when Landlord first learns of such taxes), (iii) any assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, impact fees, concurrency fees or other fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting and signalization) necessary for the initial construction of the Project or any past or future phases thereof, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing, (iv) any items included as Operating Expenses, and (v) any fine, penalty, cost or interest for any tax or assessment, or part thereof, which Landlord failed to timely pay.

4.2.8 “Tenant’s Share” shall mean the percentage calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total number of rentable square feet in the Building from time to time.

4.3 Cost Pools. Although Landlord does not currently do so, Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project or the Building among different portions or occupants of the Project or the Building (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project as a whole, and the laboratory space tenants of a building of the Project or of the Project as a whole. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the “Statement”) which shall state in reasonable detail the Direct Expenses incurred or accrued for such preceding Expense Year. Upon request from Tenant, Landlord agrees to provide reasonable evidence supporting the expenses set forth in any Statement. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, on the later of thirty (30) days after receipt of such Statement or the date its next installment of Base Rent is due, the full amount of Tenant’s Share of such Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Amount pursuant to Section 4.4.2 below. Conversely, if the amount paid during any Expense Year as the Estimated Amount by Tenant exceeds the full amount of Tenant’s Share of Direct Expenses for such Expense Year, Landlord shall credit such overpayment to Tenant’s next obligations which become due under this Lease or, if this Lease has expired or terminated, shall pay to Tenant the amount of such overpayment within twenty (20) days after delivery of such Statement. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4 unless Landlord has not delivered the Statement within one (1) year after the expiration of any Expense Year; provided, however, Landlord shall have the right to amend any Statement after Landlord’s delivery thereof, regardless of such one (1) year period, if Landlord receives additional bills or invoices relating to such Expense Year after Landlord’s delivery of. the Statement, provided Landlord amends the

Statement within one (1) year of Landlord’s receipt of the additional bill or invoice. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall within twenty (20) days after demand, pay to Landlord an amount as calculated pursuant to the provisions of this Section 4.4. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in reasonable detail Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and Tenant’s Share thereof (the “Estimated Amount”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Amount under this Article 4. If pursuant to the Estimate Statement an Estimated Amount is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Amount for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Amount set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4.3 Audit. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant selected by Landlord and reasonably approved by Tenant and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Expenses set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Direct Expenses, and Tenant waives all other rights or remedies relating thereto.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use described in Section 10 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Landlord will cooperate with Tenant (at no cost to Landlord), as and to the extent required, to ensure that Tenant is able to use the Premises for the Permitted Use.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit E, attached hereto (which Rules and Regulations are intended for the orderly function of the Building and are not intended to prohibit or materially interfere with Tenant’s use of the Premises for the Permitted Use), or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall comply with, and all uses of the Premises shall be in accordance with, all zoning ordinance and all recorded covenants, conditions, and restrictions of which Tenant has received notice, and the provisions of all ground or underlying leases of which Tenant has received notice, now or hereafter affecting the Project. Tenant hereby acknowledges that it has received notice, and a copy, of that certain Amended and Restated Declaration of Covenants, Conditions, Restrictions and Easements for Wateridge I and II dated January 2, 1990 and recorded in the official records of San Diego County on January 3, 1990 as Document No. 90-003822 and all amendments thereto. As of the date of this Lease, Landlord is not aware of any information or any of the foregoing requirements which would prohibit Tenant from using the Premises for the Permitted Use.

5.3 Hazardous Materials.

5.3.1 Prohibition of Storage. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Building or the Project by Tenant or any other Tenant Parties, in a manner or for a purpose prohibited by any governmental agency or authority. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of any Hazardous Material on the Premises caused or permitted by Tenant (including any Hazardous Material specifically permitted and identified below) results in Contamination of the Premises, then, in addition to the obligations of Tenant set forth in Section 10.1 below, Tenant shall indemnify, defend and hold Landlord, its agents and contractors harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation diminution in value of the Premises, or any portion of the Building or the Project, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, Building or Project, damages arising from any adverse impact on marketing of space in the Premises, the Building or the Project, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such Contamination. For purposes of this Lease, the term “Contamination” shall mean that applicable Hazardous Materials Laws (as defined below) require removal or remediation of Hazardous Materials.

5.3.1.1 Clean-up. The indemnification of Landlord by Tenant relating to causing or permitting any Hazardous Material to be brought upon, kept or used in or about the Premises, the Building or the Project by Tenant or any Tenant Parties in a manner or for a purpose prohibited by any governmental agency or authority, pursuant to Subsection 5.3.1 above includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material caused or permitted by Tenant or any other Tenant Parties to be present in the soil or groundwater on or under the Premises, the Building or the Project. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any Contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to compliance with all Hazardous Materials Laws relating to such Contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld.

5.3.1.2 Business. Landlord acknowledges that it is not the intent of this Section 5.3 to prohibit Tenant from operating its business as described in Section 10 of the Summary above. Tenant may operate its business according to the custom of the industry so long as the use or presence of any Hazardous Material is strictly and properly monitored and accomplished according to all applicable governmental requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of any Hazardous Material on the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once each Calendar Year and shall also deliver an updated list before any new type of Hazardous Material is brought onto the Premises or on or before the date

Tenant obtains any additional permits or approvals for Hazardous Materials. Landlord’s receipt of such list shall not create any obligation upon Landlord to judge, investigate or act on such Hazardous Materials List. Tenant shall obtain, at Tenant’s sole cost and expense, all required Hazardous Materials permits and make all required Hazardous Materials reports to the appropriate governmental authorities, as and when required. It is not the intent of this Section to provide Landlord with information of a proprietary nature which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. Landlord will keep all information disclosed to it pursuant to this Section 5.3 strictly confidential and shall not disclose the same, except to Landlord’s agents, employees and legal and other consultants and as required by law or as may reasonably required in the course of any judicial or governmental proceeding.

5.3.2 Termination of Lease. Notwithstanding the provisions of Section 5.3.1 above, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion in the event that (i) any use of the Premises by Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority unless Tenant agrees to discontinue such use, (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the Contamination resulted from Tenant’s action or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action) or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order). Prior to any termination of this Lease or the exercise of any other remedy available to Landlord hereunder, in the event of a violation of any portion of this Section 5.3 by any Tenant Parties, Landlord will provide Tenant with the notice and cure period set forth in Section 19.1.2 below.

5.3.3 Assignment and Subletting. Notwithstanding the provisions of Section 5.3.1 above or Article 14 of this Lease, if (i) any anticipated use of the Premises by any proposed assignee or sublessee involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority, (ii) the proposed assignee or sublessee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the Contamination resulted from such party’s action or use of the property in question and Landlord reasonably determines that there is a risk of exposure to Contamination as a result or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material and Landlord reasonably determines that there is a risk of exposure to Contamination as a result, it shall not be unreasonable for Landlord to withhold its consent to an assignment or subletting to such proposed assignee or sublessee.

5.3.4 Condition. Tenant acknowledges receipt of a copy of the Gen Probe Move Out Environmental Cleanup and Clearance Package (which includes that certain letter from Gen Probe to Helmut Kiffman dated October 20, 2006, that certain letter from Vanessa Dutton of Advanced Chemical Transport, Inc. to Karen Ruhl at Gen Probe dated October 18, 2006 and that certain Decontamination Report No. 412608 dated October 17, 2006 and prepared by Technical Safety Services, Inc.) indicating that there is no Contamination at the Project or Premises. Nothing in this Lease is intended to, or shall be construed to, impose any liability or obligation on Tenant or any Tenant Party for any Hazardous Materials or Contamination existing on the Premises or Project prior to the Lease Commencement Date or brought onto the Premises or Project after the Lease Commencement Date by anyone other than Tenant or the Tenant Parties.

5.3.5 Landlord’s Right to Perform Tests. At any time prior to the expiration of the Lease Term and upon Landlord’s reasonable belief that certain environmental audits (including water and soils tests) are advisable, Landlord shall have the right following notice (except in the event of an emergency, in which case no advance notice shall be required but notice will be given as soon as practical following such tests with sufficient details as to the necessity for the test and the results thereof), to enter upon the Premises in accordance with Article 27 below and at all reasonable times in order to conduct appropriate environmental audits (including tests of water and soil). Without limiting the foregoing sentence, Landlord shall have the right to have an environmental audit of the Premises to be conducted at termination of this

Lease. Tenant shall promptly perform any remedial action recommended by such environmental audit if the audit reveals that the Hazardous Materials resulted from the activities of Tenant or any other Tenant Parties. The costs of such audits shall be borne by Landlord unless the audit discloses the existence of Hazardous Materials caused to be present by Tenant or any other Tenant Parties in violation of Hazardous Materials Laws, in which case the costs of the audit shall be borne by Tenant. Tenant shall further be solely responsible for and shall defend, indemnify and hold the Landlord, its agents and contractors harmless from and against all claims, costs and liabilities including actual attorneys’ fees and costs, arising out of or in connection with any removal, cleanup, restoration and materials required of Tenant hereunder.

5.3.5.1 Report Upon Termination. Upon the expiration or upon any early termination of this Lease, Tenant shall furnish to Landlord a report and certification in form and content approved by Landlord in its reasonable discretion from a qualified environmental engineer approved by Landlord in its reasonable discretion, verifying that the Premises are free from any Contamination. The cost of such report shall be borne solely by Tenant. If such report indicates that there is any Contamination at the Premises or that damage to the Premises has occurred as a result of the improper use, storage, handling or disposal of Hazardous Material by Tenant or any other Tenant Parties, then Tenant shall pay for all costs necessary to clean up and remedy such condition and the provisions of Article 16 hereof shall apply.

5.3.6 Decommissioning. Tenant’s and Landlord’s obligations under this Section 5.3 shall survive the termination of the Lease, or any extension of the Lease Term. During any period of time employed by Tenant after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent in accordance with Article 16 of this Lease. Notwithstanding the foregoing, in the event that (i) Tenant is unable to deliver the report specified in Section 5.3.5.1 above verifying that a particular portion of the Premises (the “Hot Zone”) is free from a Contamination (a “Clean Report”) on or before the expiration of the Lease Term (and Tenant has delivered a Clean Report with respect to the remainder of the Premises), (ii) Landlord executes a lease with another tenant for the entire Premises (including the Hot Zone) that commences prior to the date Tenant obtains a Clean Report with respect to the Hot Zone, and (iii) such other tenant is willing to occupy (and does occupy for any purpose, including construction of improvements) the entire Premises other than the Hot Zone prior to Tenant’s delivery of a Clean Report with respect to the Hot Zone, then Tenant shall continue to pay Rent in accordance with Article 16 of this Lease with respect to the Hot Zone only, for the period commencing on the first day of such other tenant’s occupancy of the entire Premises other than the Hot Zone until the date that Tenant delivers a Clean Report with respect to the Hot Zone. It shall be Tenant’s sole responsibility to obtain a Clean Report with respect to the Hot Zone and Landlord shall have no responsibility or liability with respect to the same, including as a result of such other tenant’s occupancy of the entire Premises other than the Hot Zone prior to Tenant’s obtaining of a Clean Report for the Hot Zone.

5.3.7 Definition of “Hazardous Material and Hazardous Materials Laws.” As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601). The term “Hazardous Materials Laws”

shall mean any applicable governmental law, ordinance, rule or regulation relating to the use, disposal or storage of Hazardous Materials.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. The following services will be provided to the Premises on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide, as an Operating Expense, heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office and laboratory use in the Premises.

6.1.2 Landlord shall provide adequate electrical service for general office and laboratory use, and electricity at levels consistent with normal general office and laboratory use, as reasonably determined by Landlord. Landlord will hire a qualified electrical engineer (the “Third Party Expert”) to organize a system for measuring the amount of electricity used in each of the Building’s premises (including HVAC serving such premises) and in the Building’s common areas (the “Electrical Metering System”). The Electrical Metering System may use a combination of meters, submeters, current sensors, air flow sensors, temperature sensors, and Third Party Expert analysis, to assess the amount of electricity used within the common areas and the Premises. Upon organizing the Electrical Metering System, and not later than the date for approval of Approved Working Drawings, Landlord will submit same to Tenant for approval, with Tenant’s approval not to be unreasonably withheld. Upon Landlord’s receipt of Tenant’s approval of the Electrical Metering System, and upon completion of the Improvements, the Third Party Expert will provide Landlord and Tenant with its advance estimate of the Tenant’s expected monthly usage and the cost of such usage (the “Monthly Utility Estimate”). On a monthly basis, Tenant will pay to Landlord, as part of Additional Rent, the Monthly Utility Estimate. Every three (3) months, the Third Party Expert will reconcile the actual utility bills for the Building with Tenant’s Monthly Utility Estimate for the same period and either credit or debit Tenant accordingly. After each three (3)-month reconciliation, the Third Party Expert will revise the amount of the Tenant’s Monthly Utility Estimate based upon the actual cost of the preceding quarter. There shall be no premiums added to the actual utility bills or to the actual prorata portion due from the Tenant as determined by the Third Party Expert. Landlord shall pay for the cost of organizing, providing and maintaining the Electrical Metering System including the cost of the Third Party Expert, without any reimbursement from Tenant.

6.1.3 Landlord shall provide, as an Operating Expense, city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide, as an Operating Expense, janitorial services to the Common Areas of the Building, in a manner consistent with other comparable buildings in the vicinity of the Building. Tenant shall provide janitorial service to the Premises.

6.1.5 Landlord shall provide, as an Operating Expense, nonexclusive automatic elevator service at all times.

6.1.6 Landlord shall, as an Operating Expense, arrange for a trash collection service which will provide and periodically empty trash containers placed in designated areas for use by Tenant and other tenants in the Project. Tenant shall be responsible for placing all of its garbage and trash in such trash containers. If Tenant’s normal garbage and trash (as opposed to Hazardous Materials waste) generation exceeds normal and customary use for the Permitted Use hereunder, Landlord shall have the option, from time to time, to require Tenant to hire a trash removal service for Tenant’s Premises directly from a trash removal company, in which case trash removal costs shall be excluded from Operating Expenses. All trash requiring disposal other than normal landfill disposal shall be Tenant’s responsibility at Tenant’s sole cost and expense.

6.2 Overstandard Tenant Use. If Tenant uses water in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.3 Interruption of Use. Except as set forth in Section 6.7 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Telecommunications Providers. Tenant acknowledges that only those telecommunication providers reasonably approved by Landlord shall be provided with access to the Project and that no other telecommunications providers will be permitted to provide service to the tenants of the Project. Such providers may use Common Areas of the Project for their equipment only if Landlord reasonably determines that such space is available, and then only subject to such providers (i) payment of Landlord’s standard rental charge for the use of such space, and (ii) delivery to Landlord of a certificate of insurance evidencing coverage reasonably required by Landlord for such use.

6.5 Communication Equipment. If Tenant desires to use the roof of the Building to install communication equipment to be used from the Premises in connection with Tenant’s business at the Premises, Tenant may so notify Landlord in writing (“Communication Equipment Notice”), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If at the time of Landlord’s receipt of the Communication Equipment Notice, Landlord reasonably determines that space is available on the roof of the Building for such equipment, then subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain a reasonable number (based upon Tenant’s occupancy of the Building and its relationship to the capacity of the Building’s roof) of so-called “satellite dishes” or other similar devices, such as antennae (collectively, “Communication Equipment”) no greater than one (1) meter in diameter, together with all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Building designated by Landlord. Landlord shall have the right to require Tenant to relocate the Communication Equipment at any time to another location on the roof of the Building reasonably approved by Tenant. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

(a) Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

(b) All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval.

(c) All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building’s electrical system) shall be borne by Tenant.

(d) Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Building or to other tenants of the Project or with any other tenant’s Communication Equipment, and not to damage the Building or interfere with the normal operation of the Building or Project.

(e) Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Building) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(f) Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

(g) The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within fifteen (15) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 6.7(g) shall survive the expiration or earlier termination of this Lease.

The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of this Lease.

6.6 Tenant’s Use of Furniture and Equipment in the Premises. During the Lease Term, Tenant may use the furniture, fixtures and equipment identified on Exhibit C attached hereto (the “FF&E”). Any furniture, fixtures and equipment currently in the Premises and not on Exhibit C (or utilized in the Improvements) shall be removed by Landlord prior to the Lease Commencement Date. Prior to Landlord’s delivery of the Premises to Tenant, Landlord and Tenant shall conduct a walk-through of the FF&E and prepare a summary of the condition of each item of the FF&E (the “Condition Summary”). Tenant shall, upon the expiration or sooner termination of this Lease, surrender the FF&E to Landlord in good condition and repair (ordinary wear and tear and any damage noted on the Condition Summary excepted) and if any item of the FF&E is damaged (other than as noted on the Condition Summary), Tenant shall repair or replace (with a comparable replacement) such item. Tenant shall not have any right to remove all or any portion of the FF&E from the Premises and the FF&E shall remain the property of Landlord. Tenant acknowledges that Landlord has made no representation or warranty (express or implied) regarding the condition of the FF&E or the suitability of the FF&E for Tenant’s use. After the Lease Commencement Date, Tenant shall have the right to notify Landlord of certain items of the FF&E which Tenant does not desire to use for the remainder of the Lease Term and Landlord will remove the identified items from the Premises within thirty (30) days after such notice from Tenant; thereafter, Tenant shall have no further right to utilize any such items during the Lease Term.

6.7 Abatement. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide utilities, access or services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by (A) the negligence or willful misconduct of Landlord, its agents, employees or contractors, or (B) Landlord’s exercise of its rights under Section 29.29 below. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified in writing) notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Direct Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Share of Direct Expenses. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s and Landlord’s mortgagee’s (if applicable), receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole remedy for an Abatement Event. This Section 6.7 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

ARTICLE 7

REPAIRS

7.1 Tenant’s Obligations. Subject to Section 7.2 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment and furnishings therein, and any other equipment exclusively serving the Premises, in good order, repair and condition at all times during the Lease Term. Tenant shall also be responsible for all necessary replacements of systems or equipment exclusively serving the Premises (other than systems or equipment that are part of the FF&E) during the Lease Term; provided, however, that (i) Landlord shall perform any such replacement work on Tenant’s behalf, and (ii) the cost of any such replacement item shall be amortized over the actual life of such replacement item and Landlord and Tenant shall proportionately share the cost of such replacement item, with Tenant’s share based on the proportion that the number of years left in the initial Lease Term or the Option Term (as applicable) bears to the actual life of such replacement item, which share Tenant shall pay to Landlord within thirty (30) days of Tenant’s receipt of the bill therefor. The foregoing calculation for replacement(s) made during the initial Lease Term shall not include the Option Term, unless Tenant exercises its option to renew pursuant to Section 2.2, in which case Tenant’s share shall be recalculated upon Tenant’s exercise of such option and Tenant shall pay the difference between Tenant’s share as recalculated and Tenant’s share as originally calculated to Landlord within thirty (30) days of such recalculation. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises caused by Tenant, its employees, agents and/or contractors excluding normal wear and tear and damage or destruction by any casualty (in which case Article 11 shall apply); provided however, if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and not to exceed ten percent (10%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements within thirty (30) days after being billed for same. Subject to Article 27 below, Landlord may, but shall not be required to, enter the Premises at all reasonable times (but upon notice given pursuant to Article 27 and in compliance with Tenant’s security requirements) to make such repairs to the Premises or alterations or repairs to the Building or to any equipment located in the Building as Landlord shall reasonably deem necessary or as Landlord may be required to do by this Lease or by governmental or quasi-governmental authority or court order or decree. Landlord will use commercially reasonable efforts to minimize or eliminate any interference with Tenant’s business operations in the Premises by reason of any entry pursuant to this Section 7.1. Tenant hereby waives and releases its rights under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect; provided, however, such waiver shall not operate to negate Tenant’s rights set forth in Section 7.3 below.

7.2 Landlord’s Obligations. Landlord shall (at Landlord’s cost and expense, but subject to inclusion in Operating Expenses to the extent permitted by Article 4 above) maintain the structural portions of the Building including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs and all Common Areas and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating ventilating and air conditioning systems. Notwithstanding the foregoing, if any of the foregoing repairs are necessitated by the act or omission of Tenant Parties, then the cost of such repairs, together with an administrative fee of ten percent (10%) of such costs, shall be paid by Tenant to Landlord immediately following delivery of an invoice therefor; provided, however, Tenant’s reimbursement obligation, exclusive of the administrative fee, shall not exceed the amount of Landlord’s insurance deductible and Section 10.4 shall not apply to such reimbursement obligation with respect to Landlord’s insurance deductible only.

7.3 Self-Help Rights.

7.3.1 Non-Emergency Situations. Notwithstanding any provision set forth in this Article 7 to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord pursuant to the terms of this Lease and which if not performed will materially and adversely prevent Tenant from operating the Permitted Use from the Premises and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice (but in any event not later than thirty (30) days after receipt of such notice, unless such repair would normally take longer (and Landlord has commenced said repair work within said thirty (30) day period)), then provided that Tenant’s performance of such repair or maintenance will not void any applicable warranties covering such repair or maintenance, Tenant may proceed to take the required action upon delivery of an additional three (3) days notice to Landlord (which additional notice must clearly specify that Tenant is taking such required action), and if such action was required under the terms of this Lease to be taken by Landlord and was not taken or commenced by Landlord within such three (3) day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action. In the event Tenant takes such action, and such work will affect the Systems and Equipment or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such Systems and Equipment or structural components unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in buildings similar to the Building.

7.3.2 Emergency Situations. Notwithstanding the foregoing, upon Tenant’s discovery of an emergency which would affect the health, safety and welfare of Tenant’s employees and/or customers and property and for which Landlord the remedy of the same is Landlord’s responsibility under this Lease, Tenant shall immediately give Landlord notice of such emergency and need for repairs. If Landlord has not made such emergency repairs within forty-eight (48) hours of Landlord’s receipt of Tenant’s notice of the need therefor (unless such repairs would normally take longer and Landlord has commenced such repairs within said forty-eight (48) hour period), Tenant may make such emergency repairs to the Premises which would otherwise be the responsibility of Landlord hereunder as Tenant deems reasonably necessary to protect Tenant’s employees and/or customers and property, provided Tenant gives Landlord prior written notice that Tenant will undertake such repairs. Tenant shall use licensed, qualified and bondable commercial contractors which normally and regularly perform work similar to such repairs in buildings similar to the Building. Tenant shall notify Landlord promptly upon completion of such repairs as to what specific repairs were made and Tenant’s actual cost therefor.

7.3.3 Reimbursement. Within thirty (30) days after receipt of a reasonably particularized invoice from Tenant of its costs of taking action pursuant to Section 7.3.1 or 7.3.2 above which Tenant claims should have been taken by Landlord, Landlord shall reimburse Tenant the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such reimbursement, but as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease. Tenant agrees to indemnify and hold Landlord harmless from any injury, damage, claim or cause of action which results from Tenant’s performance of such repairs or maintenance.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days (unless extensive work to Building systems is required (i.e., work expected to cost more than $100,000.00), in which case such fifteen (15) day period shall be extended to thirty (30) days) prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed $50,000.00 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment of the Building, (iii) affect the exterior appearance of the Building or (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property. Tenant shall give Landlord at least thirty (30) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request (delivered not less than forty-five (45) days prior to the expiration of the Lease Term, or as soon as reasonably practicable, in the case of an early termination of the Lease Term), Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (however, Landlord shall only have the right to request such, removal if, at the time Landlord consents to such Alterations (or within ten (10) days after Landlord’s receipt of Tenant’s notice of Cosmetic Alterations) Landlord notifies Tenant that is it reserving the right to request such removal), and/or the requirement that Tenant utilize for such purposes only architects, contractors, materials, mechanics and materialmen reasonably approved by Landlord. In any event, a contractor of Landlord’s approval shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and such work shall be performed at Tenant’s cost. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit (if required), issued by the appropriate governmental entities, in conformance with Landlord’s reasonable construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably obstruct access to the Project or the common areas for any other tenant of the Project, and as not to unreasonably obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working in the Project. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. However, Landlord shall have no obligation to perform any work so requested by Tenant unless Landlord elects, in its sole discretion, to accept such request.

8.4 Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, for work expected to cost in excess of $100,000.00, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security or open an escrow account for the construction proceeds, in either case satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations and permanently affixed improvements and fixtures which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Tenant may remove equipment, trade fixtures and other improvements that are added to the Premises by Tenant after the date of full execution and delivery of this Lease and are readily removable from the Property at any time during the Lease Term, provided that Tenant repairs, at Tenant’s sole cost and expense, any damage resulting from such removal promptly. Tenant may request, at the time of Landlord’s consent to the installation of any such new item, Landlord’s opinion as to whether such item constitutes an item that is readily removable pursuant to the immediately preceding sentence and Landlord shall promptly respond to such request. If Landlord, as a condition to Landlord’s consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party, Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record within ten (10) days after Tenant receives notice of the same. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed, by bond or otherwise, on or before the date which is ten (10) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien so long as Tenant causes the effect of such lien to be removed from title to the Project, the Building and the Premises as provided above.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its partners and their respective officers, directors, agents, shareholders, servants, employees, affiliates and independent contractors (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties or Landlord’s breach of this Lease (in which case Landlord shall be responsible for such property damage to the extent such damage is not covered by the waivers in Section 10.4). Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with Tenant’s use of the Premises during the Lease Term, provided that Tenant shall not be required to indemnify and hold Landlord or the Landlord Parties harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity resulting from the negligence or willful misconduct of Landlord or the Landlord Parties in connection with Landlord’s activities in the Building or Landlord’s breach of this Lease or the Project, and Landlord hereby indemnifies, defends and holds Tenant and its officers, directors, agents, shareholders, servants, employees, affiliates and independent contractors (collectively, “Tenant Parties”) harmless from any such Claims. Notwithstanding foregoing, (i) because Landlord is required to maintain insurance on the Building and Tenant compensates Landlord for such insurance as part of Tenant’s Share of Direct Expenses and because of the existence of waivers of subrogation set forth in Section 10.4 of this Lease, and to minimize multiplicity of actions, Landlord hereby holds the Tenant Parties harmless from any Claims to any property outside of the Premises, including damage to the Building and Landlord’s property, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, servants, employees or licensees and (ii) since Tenant must carry insurance pursuant to this Article 10 to cover its personal property within the Premises and the Tenant Improvements, and because of the waiver of subrogation set forth in Section 10.4 and to minimize duplicity of action, Tenant hereby holds the Landlord Parties harmless from any Claim to any property within the Premises, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, employees or licensees. Notwithstanding anything in this Lease to the contrary, except as provided in Article 16 of this Lease, in no event shall either party be liable to the other party for any consequential damages, including, without limitation, loss of business. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building and shall carry general liability coverage for the Project during the Lease Term in such amounts, from such companies, and on such terms and conditions, as Landlord may from time to time reasonably determine. Tenant shall, at Tenant’s expense, comply as to the Premises with all reasonable insurance company requirements pertaining to the use of the Premises of which Tenant is given reasonable prior notice. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering Tenant against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate
0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises, and (iv) the FF&E. Such insurance shall be written on a special coverage Form 1030 or equivalent, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include (if it is available at a reasonable cost in the insurance market place) a vandalism and malicious mischief endorsement and sprinkler leakage coverage.

10.3.3 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice (ten (10) days notice for nonpayment of premiums) shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord (provided that Tenant has received written notice of such entity’s rights and address); and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before Tenant’s entering onto the Premises and five business days following the renewal date thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, business interruption, or other similar insurance (this waiver includes deductible amounts and self-insured retentions).

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but only to the extent such increased amounts and/or other reasonable types of insurance are then customarily required by owners of comparable projects in the Sorrento Mesa area of San Diego, California.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed, which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of comparable buildings. The Damage Repair Estimate shall also specify the date (“Repair Commencement Date”) upon which repairs would need to be commenced in order to be completed within the estimated repair period. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Building structure, the base, shell, and core of the Premises (i.e., the Premises other than Tenant Improvements, Alterations and Tenant’s personal property) and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii), (iii) and (iv) of this Lease to cover the Tenant Improvements, the FF&E and any Alterations, and Landlord shall repair any injury or damage to the Tenant Improvements, the FF&E and any Alterations and shall return such Tenant Improvements, the FF&E and any Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Landlord shall not be liable for, but shall use reasonable efforts to minimize, any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent (a) the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof, or (b) Tenant’s use and enjoyment of the Premises is otherwise adversely affected.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within two hundred ten (210) days after the date Landlord learns of the necessity for repairs as a result of damage, Tenant may elect, not later than fifteen (15) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. If neither Landlord nor Tenant have terminated this Lease, and either (a) Landlord fails to commence the repairs within thirty (30) days after the Repair Commencement Date specified in the Damage Repair Estimate, or (b) the repairs are not substantially completed (i.e., completed other than minor “punch-list” items) within such two hundred ten (210) day period, Tenant shall have the right to terminate this Lease by written notice to Landlord (the “Damage Termination Notice”). The Damage Termination Notice must be delivered, if at all, prior to commencement of such repairs (if such notice is being delivered for the reason specified in Section 11.2(a) above) or at any time after the expiration of said two hundred ten (210) day period until the date that such repairs are substantially completed (if such notice is delivered pursuant to Section 11.2(b) above). Any such termination shall be effective as of the date set forth in the Damage Termination Notice (the “Damage Termination Date”). Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord pursuant to Section 11.2(b) above, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty (30) day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs are not substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

11.4 Damage Near End of Term. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, either Landlord or Tenant shall have the option to terminate this Lease. Any such termination by Landlord or Tenant shall be accomplished by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice (provided that Tenant shall have thirty (30) days thereafter to vacate the Premises to the extent permitted by applicable governmental authorities), Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

13.1 Permanent Taking. If the whole or any significant part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any significant part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the Parking Facilities or of the rentable square feet of the Premises is taken (or so much of the Premises as to render the remainder unusable for the use(s) Tenant was operating in the Premises immediately prior to the taking, as determined in Tenant’s good faith, reasonable business judgment), or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses and/or loss of Tenant’s goodwill. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of two hundred ten (210) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises (or if so much of the Premises is taken so as to render the remainder unusable by Tenant for the use(s) Tenant was operating in the Premises immediately prior to the taking, as determined in Tenant’s good faith, reasonable business judgment, then all of the Base Rent and the Additional Rent shall abate). Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fee of $1,500.00 per Transfer concurrent with Tenant’s delivery of the Transfer Notice, as well as any reasonable and actual legal fees incurred by Landlord, which legal fees shall be paid within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and will deliver its consent or denial within twenty-one (21) days after Landlord’s receipt of the information set forth in Section 14.1 above. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8 The proposed Transferee is negotiating with Landlord to lease space in the Project at such time. Landlord shall, from time to time, promptly respond to any inquiry from Tenant as to whether Landlord is then negotiating with a prospective Transferee of Tenant to lease space in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval.

14.3 Transfer Premium.

14.3.1 Definition of Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord forty-five percent (45%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, without deductions. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer and attributable to the leasehold estate, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.3.2 Payment of Transfer Premiums. The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for. payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.3.2 during the twelve (12) months preceding each annual reconciliation exceed the amount of Transfer Premium determined on an annual basis, then Landlord shall credit the overpayment against Tenant’s future obligations under this Section 14.3.2 or if the overpayment occurs during the last year of the Transfer in question, refund the excess to Tenant. If Tenant has underpaid the Transfer Premium, as determined by such annual reconciliation, Tenant shall pay the amount of such deficiency to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer.

14.4 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v)no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.

14.5 Exclusions From Transfer. Notwithstanding anything to the contrary contained herein, any assignment and/or sublease to any parent, subsidiary or affiliated company of Tenant (i.e., a company which controls, is controlled by, or is under common control with Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) (an “Affiliate”) shall not be deemed to be a Transfer for purposes of this Lease, shall not require Landlord’s consent, and shall not be subject to a sharing with Landlord of any Transfer Premium, but Tenant shall provide Landlord with prior written notice thereof and a copy of the transfer documentation, which, in the case of an assignment, shall include the assignee’s assumption of Tenant’s obligations under this Lease. An assignee of Tenant’s interest in this Lease pursuant to this Section 14.5 may be referred to herein as an “Affiliated Assignee.” “Control” as used in this Section 14.5, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. No assignment or subletting pursuant to provisions of this Section 14.5 shall relieve Tenant from liability under this Lease. The parties hereby agree that GT Life Sciences is an Affiliate of Tenant for purposes of this Section 14.5.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by

Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage and destruction, eminent domain and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, (i) remove or cause to be removed from the Premises all debris and rubbish, and all items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant in the Premises, and similar articles of any other persons claiming under Tenant, (ii) Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal, and (iii) provide Landlord with the report referenced in Section 5.3.5.1 above. Tenant may not remove the FF&E.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, without the express consent of Landlord, such tenancy shall be at sufferance only and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to (i) one hundred fifty percent (150%) of the sum of Base Rent applicable during the last rental period of the Lease Term under this Lease for the first (1st) month of such holdover, (ii) one hundred sixty percent (160%) of the sum of Base Rent applicable during the last rental period of the Lease Term under this Lease for the second (2nd) month of such holdover, (iii) one hundred seventy percent (170%) of the sum of Base Rent applicable during the last rental period of the Lease Term under this Lease for the third (3rd) month of such holdover, and (iv) two hundred percent (200%) of the sum of Base Rent applicable during the last rental period of the Lease Term under this Lease for the fourth (4th) month of such holdover and thereafter. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom; provided, however, Tenant shall only be responsible for Landlord’s lost profits and other consequential damages resulting from Tenant’s holdover if Landlord provides notice to Tenant at least ten (10) days prior to the expiration of the Lease Term (or, if Tenant is currently holding over and considered a month-to-month tenant pursuant to this Article 16, with Landlord’s election to terminate such month-to-month tenancy) that Landlord is negotiating with a tenant for the Premises upon the expiration of the Lease Term (or the month-to-month tenancy, as applicable) and Tenant thereafter retains possession of the Premises after the expiration of the Lease Term (or the month-to-month tenancy, as applicable).

ARTICLE 17

ESTOPPEL CERTIFICATES

AND FINANCIAL STATEMENTS

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit F, attached hereto, (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. If Tenant fails to timely execute and deliver such estoppel certificate or other instruments and Tenant again fails to execute and return such estoppel certificate within five (5) days of Landlord’s additional demand therefor, Tenant shall be considered in default of this Lease and the additional cure period provided in Section 19.1.2 shall not apply. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord a copy of Tenant’s most recent annual report (if Tenant is publicly traded) or if Tenant is not then publicly traded, such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant or guarantor of Tenant, provided that such information will not be requested more than five (5) times during the initial Lease Term or any Option Term. In addition, Tenant shall, within ten (10) days after written request from Landlord, deliver to any proposed lender or prospective purchaser of the Project designated by Landlord a copy of Tenant’s most recent annual report (if Tenant is publicly traded) or if Tenant is not then publicly traded, any financial statements required by such lender to facilitate the sale, financing or refinancing of the Project or any portion thereof, provided that such information will not be requested more than five (5) times during the initial Lease Term or any Option Term.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. If Tenant fails to timely execute and deliver such instruments or assurances and Tenant again fails to execute and return such instruments or assurances within five (5) days of Landlord’s additional demand therefor, Tenant shall be considered in default of this Lease and the additional cure period provided in Section 19.1.2 shall not apply. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding anything to the contrary contained herein, the subordination of this Lease, Tenant’s attornment obligation and any other obligations of Tenant under this Article 18 shall be subject to and expressly conditioned upon Tenant’s receipt from each lessor of a future ground or underlying lease and/or the holder of any future mortgage or deed of trust executing and delivering to Tenant a commercially reasonably non-disturbance agreement. Within thirty (30) days after the full execution and delivery of this Lease, Landlord shall make one attempt to obtain a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) from the current lender of the Building. In the event Landlord is unable to obtain a SNDA within sixty (60) days after the date of full execution and delivery of this Lease, Tenant may, at Tenant’s option, directly contact Landlord’s lender and attempt to negotiate for the execution and delivery of a SNDA.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days after written notice that such amount is due (which notice shall be in lieu of and not in addition to any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law); or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as reasonably possible.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, an amortized portion (based on the remaining Lease Term as of the date of termination) of brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1 (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forebearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.5 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.6 Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) except as provided in the immediately following paragraph, Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.

Notwithstanding the foregoing, if neither Landlord nor a mortgagee has cured a default of Landlord within the applicable notice and cure periods set forth in this Lease, and if the default constitutes a constructive eviction of Tenant from the Premises, Tenant may give Landlord (and each such mortgagee of whom Tenant has been notified in writing) a notice specifying the default and containing the following phrase (or substantially similar to the following phrase) on page 1 of the notice in all capital letters and 12-point boldface type (or it shall not be deemed validly given) “YOUR FAILURE TO COMMENCE THE CURE OF THE DEFAULT SET FORTH IN THIS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL ENTITLE THE UNDERSIGNED TO TERMINATE THE LEASE.” If neither Landlord nor any such mortgagee commences to cure such default within such ten (10) business day period, Tenant may terminate this Lease by giving Landlord and each such mortgagee written notice thereof at any time prior to the commencement of such cure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

ARTICLE 21

LETTER OF CREDIT

21.1 Within five (5) days of Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable, renewable and transferable letter of credit (“Letter of Credit”) in favor of Landlord in the form attached hereto as Exhibit H and made a part hereof, issued by a bank reasonably satisfactory to Landlord with a branch located in Southern California at which Landlord can present and draw upon the Letter of Credit, in the principal amount specified below (“Stated Amount”), to be held by Landlord in accordance with the terms, provisions and conditions of this Article 21. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit satisfying all terms, covenants and provisions of this Lease. In no event shall the issuing bank have a long term rating of less than “BBB” (as rated by Moody’s Investor Service or Standard & Poor’s). If at any time the issuing bank does not satisfy such criteria, Tenant shall immediately deliver to Landlord a replacement Letter of Credit issued by a bank that satisfies such criteria.

21.2 The Stated Amount shall initially be equal to Two Hundred Five Thousand and 00/100 Dollars ($205,000.00); provided, however, that, except as hereinafter provided, upon the dates specified below (“Adjustment Dates”), the Stated Amount shall be reduced to the following amounts:

Date	Stated Amount

First (1st) day of the thirty-seventh (37th) full month of the initial Lease Term	$153,750.00

First (1st) day of the forty-ninth (49th) full month of the initial Lease Term	$102,500.00

However, if (i) Tenant is then in default under this Lease (or a circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a default and Tenant has failed to cure such default or circumstance within the time period permitted by Section 19 or such lesser time as may remain before the relevant Adjustment Date as provided above), and/or (ii) Tenant has paid Rent late for three (3) or more months during any twelve (12) month period, then the Stated Amount shall not be so reduced. Landlord will execute any documents reasonably requested by the bank to authorize the above referenced reduction in the Stated Amount.

21.3 The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, from time to time, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand (the foregoing requirement will be satisfied with language similar to the following in the Letter of Credit: “Beneficiary is entitled to draw upon the Letter of Credit in accordance with that certain Office Lease dated April 18, 2008, between Beneficiary and Applicant”). In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Landlord shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to thirty (30) days following the last day of the Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default beyond any applicable notice and cure period, with respect to any provision of this Lease, or (C) Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, or (D) Tenant does not deliver a substitute Letter of Credit as required above in the event the issuing bank fails to satisfy the financial criteria set forth above, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for (1) the payment of any sum which is in default, (2) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, (3) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default or (4) as prepaid rent to be applied against Tenant’s Base Rent obligations for the last month of the Term and the immediately preceding month(s) of the Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Term, after any deductions described above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Term.

21.4 The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

21.5 Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.6 The provisions of this Article 21 shall survive the expiration or earlier termination of this Lease.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 In General. Landlord will cause the existing Gen Probe sign to be removed from the exterior of the Building, at no cost to Tenant, on or before the Lease Commencement Date. Subject to this Article 23, Tenant shall be entitled to install, at its sole cost and expense, signage identifying Tenant’s name in the locations shown on Exhibit D attached hereto (collectively, the “Signage”). Notwithstanding the foregoing, Tenant shall only be entitled to its prorata share of exterior building signage, based upon the rentable square footage of the Premises as compared to the rentable square footage of the Building. The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Building. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to the original Tenant and may not be transferred except to an Affiliated Assignee. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove the Signage and repair any damage caused by such removal. If Tenant fails to remove such Signage and to restore the area upon which the Signage was located as provided in the immediately preceding sentence within thirty (30) days following the expiration or early termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

23.2 Suite Identity Signage. Tenant shall be entitled, at Landlord’s cost, to Building-standard identification signage outside of the Premises identifying Tenant’s name. Any changes to such signage after Landlord’s initial installation thereof shall be at Tenant’s cost.

23.3 Name Change. Should the name of the original Tenant change, or should this Lease be assigned to an Affiliated Assignee, then the Signage, may be modified at Tenant’s sole cost and expense to reflect the new name, provided that the new name is reasonably acceptable to Landlord, and without limiting other reasonable grounds for which Landlord may disapprove the new name, Landlord may disapprove the new name if it (i) relates to an entity that is of a character or reputation, or associate with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend a institutional landlord of an office project comparable to the Building, taking into consideration the level and visibility of such signage or (ii) causes Landlord to be in default under any lease or license with another tenant of the Project.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by

Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in Section 23.1, Tenant may not install any signs on the exterior or roof of the Building or the Common Areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (including, without limitation, the ADA, local and state building codes, Uniform Building Code and seismic requirements) (the “Governmental Requirements”). Landlord will ensure that the Building, Project and Premises comply with all Governmental Requirements in effect and applicable to the Building, Project and/or Premises as of the Lease Commencement Date and Landlord shall, at its sole cost and expense and as Tenant’s sole remedy, correct any breach of the foregoing promptly following receipt of written notice thereof from Tenant. Except as set forth in the immediately preceding sentence, and at its sole cost and expense, Tenant shall promptly comply with all Governmental Requirements; however, if such Governmental Requirements require the making of structural changes or changes to the Building’s life safety system or Common Areas, Landlord will make such changes and the cost thereof shall be included in Operating Expenses to the extent permissible under Article 4, but if such changes are required due to Tenant’s particular use of the Premises or Tenant’s Alterations, then such costs will not be included in Operating Expenses and Tenant shall reimburse Landlord for the entire cost thereof within fifteen (15) days following receipt of an invoice therefor.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee on or before the fifth (5th) day from the due date, then Tenant shall pay to Landlord a late charge equal to seven percent (7%) of the amount due for the first two (2) such late payments and ten percent (10%) of the amount due for each late payment thereafter. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when they are due shall thereafter bear interest until paid at a rate equal to the lesser of (i) four percent (4%) over the interest rate publicly announced from time to time by Wells Fargo Bank, N.A. as its prime rate or if such term is no longer utilized, the interest rate utilized by Wells Fargo Bank, N.A. (or if Wells Fargo Bank, N.A. ceases to exist, the largest (in terms of assets) bank then operating in the State of California) to replace the prime rate, or (ii) the highest rate permitted by applicable law. Notwithstanding the foregoing, Tenant shall not be obligated to pay the foregoing late charge and interest charge for the first (1st) failure to timely pay any sum required to be paid under this Lease in the first three (3) months of the initial Lease Term so long as Tenant pays such overdue sum within ten (10) days of Landlord’s demand for the same.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease where Tenant does not in good faith dispute that such action is required, then after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord or deliver to Landlord a statement explaining why Tenant disputes the payment of such amounts, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times subject to Tenant’s reasonable security requirements and upon at least forty-eight (48) hours prior written notice (except no prior notice shall be required in an emergency, but notice shall be provided as soon as reasonably possible thereafter as indicated in Section 27(b) below) to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (but as to prospective tenants only during the last nine (9) months of the Lease Term), or to the ground or underlying lessors; (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building; or (v) install, use, maintain, repair, repair or relocate any pipes, ducts, conduits, wires, utility lines, shafts and other facilities under, over or through the Premises in locations that will not materially interfere with Tenant’s use of the Premises. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord hereunder, (B) take possession of the Premises following a default hereunder, or (C) perform any covenants of Tenant which Tenant fails to perform after notice and expiration of the applicable cure period. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except in connection with any damage to Tenant’s personal property, furniture and equipment caused by Landlord’s (or another tenant’s) entry into the Premises for the purpose of performing tenant improvement work to another tenant’s premises, in which case Landlord shall be responsible for all damage caused to Tenant’s personal property, furniture and equipment and the provisions of Section 10.5 shall not apply to such damage. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s clean room (if any) and any other special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In connection with any entry by Landlord pursuant to this Article 27 (other than pursuant to clause (B) above) or any other provision of this Lease, (a) Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the Premises, (b) Landlord shall give notice to Tenant as soon as reasonably possible if Landlord enters the Premises in connection with an emergency, (c) except in cases of an emergency, Landlord shall not be authorized to enter Tenant’s clean room (if any) within the Premises or other areas designated by Tenant in advance, in writing, (d) Landlord shall comply with all reasonable requirements of Tenant in connection with any entry onto the Premises, including having all of Landlord’s representatives and other parties wear gowns provided by Tenant and any other necessary safety equipment provided by Tenant and complying with other reasonable safety measures required by Tenant. In addition, provided that such representatives are then available, Tenant shall have the right to require Landlord and any other parties entering the Premises to be escorted and supervised by a representative of Tenant. Notwithstanding anything contained herein or elsewhere in this Lease, in the event that Landlord or another tenant in the Building needs to access the Premises in order to perform tenant improvement work or alterations, Landlord will cause any such entry to be scheduled with Tenant in advance, to be performed in a manner so as to minimize or eliminate interference with Tenant’s business in the Premises and to protect Tenant’s proprietary information and work product.

ARTICLE 28

TENANT PARKING

Throughout the Lease Term and any extensions thereof, Tenant shall be entitled to the number of parking spaces set forth in Section 12 of the Summary in that area of the Project designated by Landlord for Tenant’s parking (the “Parking Facilities”). Such parking shall be free of charge except that Tenant shall be responsible for any parking tax or other charges imposed by governmental authorities as a result of Tenant’s use of such parking, which taxes and/or charges shall be paid directly by Tenant or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrently with its payment of Base Rent. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in using reasonable efforts to ensure that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to make changes to the Parking Facilities as provided in, and subject to, Section 1.2 above, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within the Project, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord will at all times use good faith efforts to minimize interference with Tenant’s parking rights in the event Landlord closes off the Parking Facilities. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

29.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased liability, cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the

Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all remaining liability under this Lease arising from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.10 Cooperation With Future Agreements. Tenant acknowledges that the Project is currently subdivided into three (3) separate parcels and that Landlord may find it necessary or desirable to provide for certain agreements which may apply to all or any parcel(s) including, without limitation, reciprocal parking and access easements and agreements, utility easements and agreements, and other agreements which may benefit and/or burden all or any of such parcel(s). Provided that such agreements do not materially and adversely impact Tenant’s use of the Premises or Tenant’s economic obligations under this Lease, Tenant agrees to reasonably consent to any such easement(s) and agreement(s) and/or to reasonably subordinate, or enter into reasonable agreements in order to subordinate, this Lease to any such agreement (s). Tenant shall, within five (5) days after request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such consent or subordination.

29.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to the sum of any insurance proceeds received by Landlord plus an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

29.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project. Notwithstanding the foregoing, Landlord agrees that any requirements of such additional tenants, including any legal compliance or existing requirements, will not adversely affect Tenant or the Premises and that no changes will be made which will adversely affect the security of the Premises or the function of any building systems serving the Premises.

29.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date which is two (2) business days after the date it is mailed as provided in this Section 29.19 or upon the date personal delivery is made. If

Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any termination right available to Tenant.

29.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.21 Authority. Upon request from Landlord, Tenant shall provide Landlord with reasonable evidence that each person signing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

29.22 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall be responsible for payment of a commission to the Brokers pursuant to a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

29.26 Independent Covenants. Except as expressly provided in this Lease, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

29.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and/or Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and/or Project as Landlord may, in Landlord’s sole discretion, desire so long as such signage is consistent with the character of the Project. Tenant shall not use the name of the Building or Project or use pictures or illustrations of the Building or Project in advertising or other publicity, without the prior written consent of Landlord.

29.28 Transportation Management. Tenant shall fully comply with all present or future governmentally required programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area-wide ridesharing program manager; and (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare.

29.29 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building and/or the Project, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the Common Areas and/or tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (ii) installing new carpeting, lighting, and wall coverings in certain Common Areas and (iii) expanding the existing Building and Adjacent Buildings or adding new buildings in the Project. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as provided in Section 6.7 above. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, and any other loss occasioned by Landlord’s construction of the Renovations, except in connection with any damage to Tenant’s personal property, furniture and equipment caused by Landlord’s entry into the Premises to construct such Renovations, in which case Landlord shall be responsible for all damage caused to Tenant’s personal property, furniture and equipment and the provisions of Section 10.5 shall not apply to such damage. Landlord will cause any such Renovations to be scheduled with Tenant in advance, to be performed in a manner so as to minimize or eliminate interference with Tenant’s business in the Premises and to protect Tenant’s proprietary information and work product. In no event will Operating Expenses include any costs associated with item (iii) above.

29.30 Landlord Ownership/Authority. Landlord hereby represents and warrants that the entities listed as “Landlord” in this Lease own the Building in fee simple and that they are authorized to enter into this Lease without any consent or approval of any third party, other than Landlord’s lender, Central Pacific Bank, who has already approved this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”	WATERIDGE GOODMAN INVESTORS, LLC,
a California limited liability company

By:
		Name:	Steven Goodman
		Title:	Manager

WATERIDGE KIFFMANN INVESTORS, LLC,
a California limited liability company

By:
		Name:	Helmut Kiffmann
		Title:	Manager

“TENANT”	GENOMATICA, INC.,
a Delaware corporation

By:
		Name:	CHRISTOPHER GANN
		Title:	CEO

By:
Name:
Title:

EXHIBIT A

EXHIBIT A

EXHIBIT B

EXHIBIT C

WATERIDGE SUMMIT

LIST OF FF&E

EXHIBIT “C”

FURNITURE, FIXTURES & EQUIPMENT (FF&E)

FIRST FLOOR FURNITURE & EQUIPMENT

Lab Area Room 114	25	Lab Chairs
	5	Desk Chairs

LAB EQUIPMENT

Room 111	1	Fume Hood - Fisher Hamilton 6’
	1	Biosafety Cabinet - Stery Guard 400 4’ 6”

Room 114	1	Fume Hood - Steryl Guard 4’ 6”
	2	Biosafety Cabinet - Stery Guard 603 6’ 5”

Room 126	1	Biosafety Cabinet - Steryl Guard 400 4’ 6”

Room 127	1	Fume Hood - Kewaunee - 8’

	1	Autoclave
	1	Glass Washer
	1	10’ wide stainless steel sink
	1	Sterilizer Despatch LAD Series LAD-211-3
		Minneapolis, MN 612-781-5363
	1	Water Purifier
	1	Air Compressor

SECOND FLOOR FURNITURE

Room 227	1	16-Seat Conference Table
	16	Executive Chairs
	1	Wood-Cased Screen and White Board (2)

Room 212	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 213	1	Executive Desk Layout (1)
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 214	1	Executive Desk Layout (1)
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 215	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase

EXHIBIT C

	2	5’ High File Cabinets

Room 216	1	Executive Desk Layout (1)
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 217	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 218	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 231	1	8-Seat Conference Table
Conference Room	8	Chairs
	1	Wall Hung Screen/White Board (2)
	1	Credenza with Countertop

Room 232	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 233	1	Executive Desk Layout
Enclosed Office	1	Executive Chair
	1	Visitor Chair
	1	30” High Bookcase
	2	5’ High File Cabinets

Room 221	6	Square Tables
Conference Room	50	Stackable Chairs
	1	Refrigerator
	1	Ceiling-Mounted Screen

(1)	Missing keys will be furnished at occupancy
(2)	Wall hung screens in “as is” condition

EXHIBIT C

EXHIBIT D

WATERIDGE SUMMIT

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of Tenant Improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Lease. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Landlord and Tenant have approved (A) the space plan for the Premises prepared by Beeler Consulting Architects dated March 11, 2008 and the notes and specifications set forth thereon (the “Space Plan”), a copy of which is attached hereto as Schedule 1, (B) the Wateridge Cost Overview prepared by Landlord dated April 4, 2008 (the “Cost Overview”), a copy of which is attached hereto as Schedule 2, (C) the information, including the assumptions, specifications, pricing, fees and quantities set forth on the preliminary construction estimate for the Premises prepared by DBC Construction, Inc. dated March 28, 2008, including the sub-schedule for MP&E (the “Cost Estimate”), a copy of which is attached hereto as Schedule 3, and (D) the information, including the assumptions, specifications, pricing, fees and quantities set forth on the preliminary construction estimate for the Premises prepared by DBC Construction, Inc. dated April 3, 2008 for optional upgrades that may be selected by Tenant (the “Optional Upgrade Schedule”), a copy of which is attached hereto as Schedule 4. Within five (5) days of the date of full execution of this Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information necessary to allow the Landlord’s architects and engineers to complete the architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with the Space Plan, Cost Overview and Cost Estimate (collectively, the “Approved Working Drawings”). The Approved Working Drawings will be approved by Tenant within five (5) days after submittal by the architect to Tenant, provided that Tenant’s right to disapprove will be limited to items which are not consistent with the Space Plan or which were not included in the Space Plan. Notwithstanding that Landlord has retained the architect and engineers to prepare the Approved Working Drawings, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Approved Working Drawings. Landlord shall, at Landlord’s cost, reconfigure the Premises in accordance with the Space Plan and the Approved Working Drawings, using and relocating and modifying existing lab benches, vent hoods, biosafety cabinets, other fixtures, piping, and electrical distribution devices, to the extent that they are usable and serviceable, and shall construct and repair items that are required to implement the Space Plan and the Approved Working Drawings; all such work performed by Landlord shall be referred to herein as the “Tenant Improvements.” The Tenant Improvements will also include: (i) separate supply lines for de-ionized water to the Premises (i.e., the distribution will not be shared with other tenants), (ii) partitioning off the cold room in a way so as to ensure that the portion in the Premises is usable for its intended purpose, (iii) separate circuitry for all electricity and HVAC to the cold room within the Premises (which circuitry shall be exclusively controlled by Tenant), (iv) separation and dedication of all exhaust systems for exclusive use of the Premises, (v) designing and establishing the Electrical Metering System as described in Section 6.1.2 of the Lease, (vi) separation of HVAC ducts to the Premises from the remaining space in the Building with zone dampeners and the performance of any air balancing work related thereto, (vii) ensure that piping is in place to supply nitrogen and carbon dioxide to the Premises from the exterior tanks, (viii) ensuring that the lab space within the Premises has controlled access from the equipment and autoclave rooms, (ix) adding a security door from the

EXHIBIT D

fermentation room to the staircase, (x) separation of the existing cable switching closet into two (2) separate rooms as shown in the Space Plan with full height walls and the installation of a conduit from Tenant’s cable switching closet to Tenant’s server room and access controls on the door, (xi) addition of a server room with two (2) redundant 24 hour HVAC services, dry fire suppression system and at least 3, 30 amp circuits, and (xii) floor-to-ceiling walls in the server room. The redundant HVAC and UPS power connections will be served by the existing emergency generator. Tenant shall make no changes or modifications to the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would increase the cost of designing or constructing the Tenant Improvements; however any delays resulting from any such change or modification shall be Tenant Delays. Unless specifically noted to the contrary on the Space Plan, the Cost Estimate or the Approved Working Drawings, the Tenant Improvements shall be constructed using Building-standard specifications and materials, as determined by Landlord. Notwithstanding anything to the contrary set forth herein, Landlord shall not be required to pay for and/or provide, nor shall the Tenant Improvements include, any of the following, which list is not inclusive of all exclusions: (1) new telephone equipment or lines; (2) new data cabling lines within the Premises or any computer equipment; (3) lab equipment not already on the Premises and included in the FF&E; (4) portable lab fixtures; (5) furniture not already on the Premises and included in the FF&E; (6) specialized gas services (other than as set forth in the preceding paragraph relative to nitrogen and carbon dioxide). Notwithstanding anything above that may read to the contrary, Landlord is not responsible for installing separate meters other than what is described in Article 6.1.2 of the Lease.

Notwithstanding anything to the contrary contained in this Exhibit D, Tenant shall pay, as an Over-Allowance Amount, for all items listed as a “Tenant Cost” on the Cost Overview.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event that after Tenant’s original approval of the same, any revisions, changes, or substitutions shall be made to the Space Plan, Cost Overview, Cost Estimate, Option Upgrade Schedule, Approved Working Drawings or the Tenant Improvements at the request of Tenant, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an “Over-Allowance Amount”. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord’s contribution to the construction of the Tenant Improvements.

Notwithstanding the foregoing, Tenant shall have the option, exercisable by written notice to Landlord on or before the commencement of construction of the Tenant Improvements, to cause Landlord to provide an allowance of up to Eighty Thousand and 00/100 Dollars ($80,000.00) (the “TI Allowance”) for purposes of funding the Over-Allowance Amount. If Tenant exercises such option, monthly Base Rent payable by Tenant throughout the initial Lease Term shall be increased by an amount sufficient to fully amortize the TI Allowance throughout the initial Lease Term based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of ten percent (10%) per annum. If Tenant makes such election, the parties shall enter into a amendment of this Lease to reflect such increase in Base Rent.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord will upon completion of the Tenant Improvements and Tenant’s acceptance of the Premises assign to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Such warranties and guaranties of Contractor shall guarantee that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Landlord warrants that, as of Landlord’s delivery of the Premises to Tenant, the Improvements shall be in compliance with all laws applicable thereto as of the issuance of the building permits therefor, and Landlord shall, at

EXHIBIT D

its sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant.

SECTION 4

COMPLETION OF THE IMPROVEMENTS: LEASE COMMENCEMENT DATE

4.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon completion of the following: (i) a temporary certificate of occupancy has been obtained, or its equivalent (e.g. a final sign-off by the Building Inspector) for the Premises (or the date a temporary certificate of occupancy or its equivalent would have been obtained but for the completion of work to be performed by Tenant), and (ii) substantial completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. Concurrently with Landlord’s delivery of the Premises to Tenant, a representative of Landlord and a representative of Tenant shall perform a walk-through inspection of the Improvements in the Premises to identify any “punchlist” items (i.e., minor defects or conditions in such Improvements that do not impair Tenant’s ability to utilize the Premises for the purposes permitted hereunder), which items Landlord shall repair or correct no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case Landlord shall commence such repair or correction work within such thirty (30) day period and diligently prosecute the same to completion).

4.2 Delay of Substantial Completion of the Premises. Except as provided in this Section 4, the Lease Commencement Date shall occur as set forth in Section 7.2 of the Summary and Article 2 of the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Premises (based upon the anticipated date of the occurrence of the Lease Commencement Date as set forth in the Lease) or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

4.2.2 A breach by Tenant of the terms of this Tenant Work Letter or this Lease;

4.2.3 Tenant’s request for changes in the Space Plan or Approved Working Drawings (except as permitted under Section 1 above);

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, or which are different than Landlord’s standard improvement package items for the Building; or

4.2.5 Any other acts or omissions of Tenant, or its agents, or employees; however, Landlord shall use commercially reasonably efforts to promptly notify Tenant of any such acts or omissions;

then, notwithstanding anything to the contrary set forth in this Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion (for purposes of determining the Lease Commencement Date) shall be deemed to be the date Substantial Completion of the Premises would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises and/or with any building permit inspection issues, Landlord shall allow Tenant access to the Premises at least two (2) weeks prior to the Substantial Completion of the Premises for the

EXHIBIT D

purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Christophe Schilling as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Helmut Kiffmann as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5 4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Tenant’s Agents”), shall all be subject to Landlord’s reasonable approval and if deemed necessary by Landlord to maintain harmony among other labor at the Project or if required by law or any agreement to which Landlord is bound, shall be union labor.

5.5 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 10 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s contractor, and shall name as additional insureds all mortgagees of the Project or any other party designated by Landlord. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

5.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

5.8 Outside Date. In the event that the Substantial Completion of the Improvements in the Premises has not occurred by the “Outside Date,” which shall be the date that is eight (8) months after the date of this Lease, as such date may be extended by the number of days of Tenant Delays and by the number of days of “Force Majeure Delays” (as defined below) the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the “Outside Date Termination Notice”) electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord (the “Effective Date”). Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than five (5) business days after the Outside Date If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to

EXHIBIT D

suspend the Effective Date for a period ending forty-five (45) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the Contractor certifying that it is such Contractor’s best good faith judgment that Substantial Completion of the Improvements in the Premises will occur within forty-five (45) days after the original Effective Date. If Substantial Completion of the Improvements in the Premises occurs within said forty-five (45) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however, Substantial Completion of the Improvements in the Premises does not occur within said forty-five (45) day suspension period, then this Lease shall terminate as of the date of expiration of such forty-five (45) day period. If prior to the Outside Date Landlord determines that Substantial Completion of the Improvements in the Premises will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s opinion as to the date by which Substantial Completion of the Improvements in the Premises shall occur and Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that this Lease shall thereupon terminate and shall be of no further force and effect) or agree to extend the Outside Date to that date which is set by Landlord in such notice as the date by which Substantial Completion of the Improvements in the Premises shall occur. Failure of Tenant to so respond in writing within said five (5) business day period shall be deemed to constitute Tenant’s agreement to extend the Outside Date to that date which is set by Landlord in such notice as the date by which Substantial Completion of the Improvements in the Premises shall occur. If the Outside Date is so extended, Landlord’s right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Improvements in the Premises or until this Lease is terminated. For purposes of this Section 5.8, “Force Majeure Delays” shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction of the Improvements because of delays due to excess time in obtaining governmental permits or approvals beyond the time period normally required to obtain such permits or approvals for similar space, similarly improved, in comparable office buildings in San Diego, California; fire, earthquake or other acts of God; acts of the public enemy; riot; public unrest; insurrection; governmental regulations of the sales of materials or supplies or the transportation thereof; strikes or boycotts; shortages of material or labor or any other cause beyond the reasonable control of Landlord.

5.9 Tenant’s Cabling Work. Notwithstanding anything to the contrary contained in this Exhibit D or this Lease, (a) the cable switching closet shown on the Floor Plan attached as Exhibit A to this Lease will not be a part of the Premises and Landlord will not be required to divide this room; as a result, the rentable square footage of the Premises will be reduced by 80 square feet to 14,630 square feet (as set forth in Section 6 of the Summary), (b) Tenant will install new cable from the server room to its service points, at Tenant’s sole cost and expense, except that Landlord will provide two 5 inch diameter floor penetrations from the server room to the space below, two 2 inch steel conduits from the MPOE room to the server room, and access controls for the MPOE room, and (c) Tenant will deactivate existing data outlets within the Premises by labeling, coiling up, and tucking the unused cable leads into the wall or ceiling space at each deactivated service point.

EXHIBIT D

SCHEDULE 1 TO EXHIBIT D

SPACE PLAN

[see attached]

SCHEDULE 1 TO

EXHIBIT D

SCHEDULE 2 TO EXHIBIT D

COST OVERVIEW

[see attached]

SCHEDULE 2 TO

EXHIBIT D

SCHEDULE 3 TO EXHIBIT D

COST ESTIMATE

[see attached]

SCHEDULE 3 TO

EXHIBIT D

SCHEDULE 4 TO EXHIBIT D

OPTIONAL UPGRADE SCHEDULE

[see attached]

SCHEDULE 4 TO

EXHIBIT D

EXHIBIT E

WATERIDGE SUMMIT

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. Intentionally Omitted.

3. Landlord shall have the right to control the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

4. The requirements of Tenant will be attended to only upon application at the Office of the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

5. Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

6. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

7. Intentionally Omitted.

8. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

9. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material, except as may be permitted under the Lease.

10. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by or paid for by Landlord, without the prior written consent of Landlord.

11. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of unreasonable noise, odors, or vibrations, or interfere in any unreasonable way with other tenants or those having business therein.

12. Tenant shall not bring into or keep within the Project or the Premises any animals, or birds.

13. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper,

EXHIBIT E

objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

14. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

15. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

16. Intentionally Omitted.

17. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without violation of any law or ordinance governing such disposal.

18. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

19. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

20. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. However, Landlord shall not discriminate in the enforcement of the Rules and Regulations against Tenant.

21. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord.

22. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project.

23. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

24. Tenant shall comply with any non-smoking ordinance adopted by Landlord and/or any applicable governmental authority.

25. Subject to the terms of the Lease, Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and/or Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

EXHIBIT F

WATERIDGE SUMMIT

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease made and entered into as of             , 20     and between                                                              , a                                 , as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the building located at                                                   certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on                     .

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Base Rent became payable on                             .

6. The Lease Term expires on                             .

7. To the best of Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

8. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

9. To the best of Tenant’s knowledge, as of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

10. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                             . The current monthly installment of Base Rent is $            .

11. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

Executed at                      on the      day of             , 20    .

“Tenant”:	GENOMATICA, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

EXHIBIT G

EXHIBIT H

WATERIDGE SUMMIT

FORM OF LETTER OF CREDIT

EXHIBIT “A” TO STANDBY LETTER OF CREDIT APPLICATION

DATED APRIL    , 2008

STANDARD FORM OF LETTER OF CREDIT BACKING

A LEASE AGREEMENT

DRAFT COPY ONLY – FOR REVIEW AND APPROVAL

BY ALL PARTIES

WELLS FARGO BANK, N.A.

TRADE SERVICES DIVISION - STANDBY LETTER OF CREDIT UNIT

One Front Street, 21st Floor, San Francisco, California 94111

Phone: (800) 798-2815 Option 1. E-Mail: sftrade@wellsfargo.com

IRREVOCABLE LETTER OF CREDIT

Letter of Credit No.: NZS

Date: April     , 2008

BENEFICIARY:

Wateridge Kiffmann Investors, LLC and

Wateridge Goodman Investors, LLC

c/o Multitech Properties, Inc.

5820 Miramar Road, Suite 200

San Diego, CA 92121

At the request and for the account of Genomatica, 5405 Morehouse Drive, Suite 210, San Diego, Ca. 92121, we hereby establish our irrevocable Letter of Credit in your favor in the amount of Two Hundred Five Thousand and NO/100 United States Dollars (US $205,000.00). This Letter of Credit is available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of Wells Fargo Bank, N. A. Letter of Credit number NZS             (the “Letter of Credit”), hereby certifies that (1) an Event of Default has occurred under that certain Lease Agreement dated April 18, 2008 between Wateridge Kiffmann Investors, LLC and Wateridge Goodman Investors, LLC and Genomatica and (2) the Beneficiary is entitled to draw on the Letter of Credit as a result of the occurrence of such Event of Default.”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “DRAWN UNDER WELLS FARGO BANK, N. A. LETTER OF CREDIT NO. NZS            .”

EXHIBIT H

This Letter of Credit expires at our above office on April     , 2009, but shall be automatically extended, without written amendment, to April      in each succeeding calendar year unless you have received written notice sent by registered mail or express courier notifying you that we elect not to renew this Letter of Credit beyond the date specified in such notice, which expiration date will be April     , 2009, or any subsequent April     , and be at least thirty (30) calendar days after the date you receive such notice.

Upon you receiving such notice of the non-renewal of the expiration date of this letter of credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of Wells Fargo Bank, N. A. (“Wells Fargo”) Letter of Credit number                      (the “Letter of Credit”), hereby certifies that (1) the Beneficiary has received notice from Wells Fargo that the Letter of Credit will not be renewed beyond its current expiration date and (2) Genomatica has failed to secure and deliver to the Beneficiary a replacement letter of credit in form and substance satisfactory to the Beneficiary.”

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under this Letter of Credit at the time of each transfer. Any such transfer may be affected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. Any transfer fee to be paid to us for a transfer will be payable solely by you and the payment of any such transfer fee will not be a condition to the validity or effectiveness of such transfer or this Letter of Credit.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and engages us in accordance with the terms thereof.

We hereby engage with you that each draft drawn and presented to us in compliance with the terms and provisions of this Letter of Credit will be duly honored by payment to you of the amount requested.

Very truly yours,

WELLS FARGO BANK, N. A.

By:
(Authorized Signature)

EXHIBIT H

EXHIBIT A TO WELLS FARGO BANK, N. A.

LETTER OF CREDIT NO. NZS

TO:	WELLS FARGO BANK, N. A.	Date:
Northern California Trade Services Division
One Front Street, 21st Floor
San Francisco, California 94111

LETTER OF CREDIT INFORMATION	Wells Fargo Bank, N. A. Letter of Credit No.: NZS

For value received, the undersigned beneficiary of the above described Letter of Credit (the “Transferor”) hereby irrevocably assigns and transfers all its rights under the Letter of Credit as heretofore and hereafter amended, extended or increased (the “Credit”) to the following transferee (the “Transferee”):

Name of Transferee

Address

By this transfer all of our rights in the Credit are transferred to the Transferee, and the Transferee shall have sole rights as beneficiary under the Credit, including, but not limited to, sole rights relating to any amendments, whether increases or extensions or other amendments, and whether such amendments are now existing or hereafter made.

ADVICE OF FUTURE AMENDMENTS: You are hereby irrevocably instructed to advise future amendment(s) of the Credit to the Transferee without the Transferor’s consent or notice to the Transferor.

Enclosed are the original of the Credit and the original of all amendments to this date. Please notify the Transferee of this transfer and of the terms and conditions of the Credit as transferred. This transfer will not become effective until the Transferee is so notified.

TRANSFEROR’S SIGNATURE GUARANTEED BY:

[Bank’s Name]	[Transferor’s Name]

By:	By:
Printed Name:	Printed Name:
Title:	Title:

FORMAT AGREED TO AND ACCEPTED BY: APPLICANT NAME

By:
(Authorized Signature)

EXHIBIT H